EXHIBIT 99.1

NIMIN ENERGY CORP. COMPLETES FINAL DISTRIBUTION AND CONFIRMS DELISTING

Carpinteria, CA – April 29, 2014 – NiMin Energy Corp. (NEX:NNN.H) (the “Company” or “NiMin”) announces that it has completed its final distribution to shareholders of US$0.07 per common share payable on April 28, 2014. In connection with the final distribution, effective at the close of trading on April 28, 2014, NiMin’s common shares were delisted from the NEX (a separate board of the TSX Venture Exchange).

The board of directors has scheduled a final meeting of directors to be held this Friday, May 2, 2014. It is anticipated that the Company will file articles of dissolution on or about May 5, 2014 with the Registrar of Corporations (Alberta). Upon dissolution, the Company’s website will be closed so that the only sources of information about the Company will be historical publications including documents available on the Company’s SEDAR profile at www.sedar.com.

Shareholders approved the sale of all or substantially all of the Company’s assets and the voluntary liquidation and dissolution of the Company and the distribution of the remaining assets of the Company at the annual and special meeting of shareholders held on June 26, 2012.

About NiMin Energy

NiMin is an Alberta corporation currently in the liquidation and dissolution process. Further information regarding the liquidation and dissolution of the Company will be made when available.

CONTACTS:

Jonathan Wimbish, CFA

NiMin Energy Corp.

Chief Financial Officer

+1 (805) 566-2900

jwimbish@niminenergy.com

Cautionary Statements

This news release contains forward-looking statements and information (“forward-looking statements”) within the meaning of applicable securities laws including statements regarding the timing of the Company’s dissolution and the ability of the Company to obtain governmental certificates. Although NiMin believes that the expectations reflected in its forward-looking statements are reasonable, such statements have been based upon currently available information to NiMin. Such statements are subject to known and unknown risks, uncertainties and other factors that could influence actual results or events and cause actual results or events to differ materially from those stated, anticipated or implied in forward-looking statements. The risks, uncertainties, material assumptions and other factors that could affect actual results are discussed in more detail in NiMin’s Annual Report on Form 10-K and other documents available at www.sedar.com and www.sec.gov. Readers are cautioned to not place undue reliance on forward-looking statements. The statements in this press release are made as of the date of this release, and, except as required by applicable law, NiMin does not undertake any obligation to publicly update or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements contained in this document are expressly qualified by this cautionary statement. NiMin undertakes no obligation to comment on analyses, expectations or statements made by third-parties in respect of NiMin or the transactions discussed herein.